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Exhibit 99.2

TRANSCRIPT OF SUPERCONDUCTOR TECHNOLOGIES INC.
SECOND QUARTER 2004 EARNINGS CONFERENCE CALL ON
AUGUST 5, 2004

OPERATOR:               Good afternoon and welcome to the Superconductor
Technologies Second Quarter 2004 Earnings conference call. At this time all participants have been placed on a listen only mode and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host, Kirsten Chapman. M'am the floor is yours.

KIRSTEN CHAPMAN:        Thank you, Matt. Good afternoon, everyone, and thank you
for joining us today for STI's Second Quarter 2004 Results Conference call. By now you should have received a fax or email of the second quarter results press release. If you have not please feel free to contact Lippert Heilshorn and Associates at 415-433-3777, and we will forward a copy to you right away. With us from management today are Peter Thomas, President and Chief Executive Officer and Marty McDermut, Senior Vice President and Chief Financial Officer. I will review the safe harbor provisions of this conference call and then I will turn the call over to Peter.

                        This call may contain forward-looking statements made in reliance of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to future revenues, market growth, capital requirements and new product introductions, and are generally identified by the phrases such as "thinks", "anticipates", "believes", "estimates", "expects", "intends", "plans", and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors that could cause actual results to differ materially from the forward-looking statements. These factors are detailed in the press release and in the company's SEC filings, which the company urges you to read. Forward-looking statements are based on information presently available to senior management and STI has not assumed any duty to update these forward-looking statements. And with that I will turn the call over to Peter.

PETER THOMAS:           Thank you Kirsten and good afternoon everyone. Overall
we have a renewed sense of optimism. Revenues for the second quarter were $6.3 million up 16 percent or nearly $1 million over the first quarter. Our backlog for commercial products grew to $1.85 million as of the end of the quarter nearly doubling our first quarter backlog of $955,000. We completed a public offering with over 100 investor visits on the road show, most expressing enthusiasm or at least interest in our technology and business model. We raised a net $16.8 million to substantially bolster our liquidity. Being impatient to return to profitability, we undertook a restructuring aimed at reducing our break even
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point to $11 million per quarter of commercial product revenues coupled with $2 million in government contract revenues. Even though we may achieve volume growth to these levels by the fourth quarter of this year, depending on our progress with our customers, we will still have to use up existing inventory to see the benefits of this action. STI has always been very good at product cost reduction and now is no exception. We have four major innovative programs under way involving our wafer fab, the CoRE, the cooler, and the system that will reduce the cost of our SuperLink product almost in half by next summer. The cost of a unit will be about 30 percent of what it was just three years ago.

                        These initiatives are especially important set against the backdrop of our progress in developing orders and relationships with our customers. These customers include virtually all of the large U.S. wireless carriers; companies such as Verizon wireless, Sprint, and Alltel. They also include international carriers, most especially China Unicom in Asia. I know we have been promising orders from China Unicom for some time. Instead we are getting additional trials- two at present, one in Beijing and one in Huizhoa. Rapid and somewhat chaotic growth leading to management overload combined with the effects of a reorganization in Guangdong Unicom seemed to be the reason for the slip in the procurement of orders. But at least momentum is continuing through the new trials. In the U.S., we have targeted several of the large carriers to propose multi-year contracts with minimum annual commitments.

                        Our objectives are to increase our volume, improve our visibility, and load level our sales. We have some expectation of success in this endeavor as, because of our extensive cost reduction program, we can offer enticing price incentives while still maintaining our own goal of achieving our business model commercial product gross margin of 40 percent if we are successful and the volume growth is achieved. Last quarter we commented that we expected revenues for the remaining quarters this year to sequentially improve. We hold to that belief and have given our revenue guidance for the third quarter at $7 million to $8 million. I will discuss our thoughts on trends in the industry and their importance to STI as well as our progress with our newest product line, AmpLink, after Marty's financial review. Marty?

MARTY MCDERMUT:         Thank you Peter. Let me first review the second
quarter and six month's results and then review our target operating model.

                        Revenues for the second quarter or 2004 total $6.3 million versus $11.3 million in the second quarter 2003. Net commercial revenues totaled $4.6 million compared to $8.9 million in the second quarter of last year. Government and other contract revenues total $1.8 million in the quarter as compared to $2.3 million in the year ago quarter. As in the first quarter, our commercial gross margins were negative in the second quarter due to unabsorbed manufacturing overheads. As we believe our revenues will grow in
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the coming quarters, we will once again be able to benefit from the leverage in our manufacturing model and achieve positive gross margins.

                        Contract R&D expenses were $1.2 million for the quarter compared to $1.5 million in the year ago quarter. The decrease relates to lower expenses associated with completing the government contract. Commercial product development R&D expenses totaled $1.1 million versus $1.6 million in the year ago quarter. The decrease was through the lower expenses of our commercial R&D efforts as compared to the prior year.

                        SG&A expenses in the second quarter totaled $4.3 million; lower than the $4.6 million in the prior year's quarter. SG&A in the second quarter 2004 included $186,000 of ISCO legal expenses as compared to the year ago quarter, which included ISCO legal expenses of $660,000. In the second quarter, we also incurred a restructuring charge of $2.5 million associated with the cost reduction that we announced in June.

                        We took actions to streamline our business and reduce operational redundancies. As announced, we reduced our work force, consolidated our Sunnyvale operations into Santa Barbara, and accelerated the implementation of a new, lower cost wafer deposition process. We'll see the impact of these controllable cost reductions starting in the third quarter. Approximately 700,000 of the restructuring charge is related to the severance cost; $800,000 is related to the abandonment of fixed assets, and $1.1 million is related to the write off of technology no longer useful to the company. The fixed asset technology charge-offs are non-cash. We will also incur an additional charge in the third quarter of approximately $900,000 for restructuring relating to this restructuring and for the final closing of the Sunnyvale facility in July, consolidation activities and moving employees.

                        Our net loss for the quarter was $8.9 million compared to $3.1 million in the year ago quarter. This year's quarter includes $3.3 million dollars of charges - first for the restructuring charge that I just talked about and secondly for the $802,000 non-cash interest charge for the warrants we issued with the bridge loan that was paid back in the second quarter.

                        Net loss per diluted share for the second quarter
2004 was $0.11 versus a net loss of $0.05 in the year ago period. For the six months total net revenues for the first half of 2004 were $11.8 million versus $18 million dollars for the first half of last year.

                        Net commercial product revenues for the first half of 2004 were $7.7 million, as compared to $14.1 million in the year ago half. The company recorded $4 million in government contract revenues for the first half of 2004, versus $4.7 million in the first half of 2003. The net loss for the first half of 2004 was $14.8 million versus $11.4 million in the first half of 2003. The net loss
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for the first half of 2004 included ISCO legal expenses of $413,000 and the restructuring and non-cash interest charges I previously talked about. The net loss for the first half of 2003 included ISCO litigation expenses of $4.7 million.

                        Now onto the balance sheet. STI ended the second quarter of 2004 with $11.9 million in cash and cash equivalents. Working capital totaled $20.7 million. The total number of common shares outstanding was 92,101,926 at July 3, 2004.

                        Accounts receivable was 1.9 million, and day's sales outstanding were 27 days; a significant improvement from last year-end and the prior quarter.

                        Inventories increased slightly sequentially to
$13.7 million. In the coming quarters our expected continued growth in our business will result in inventory reductions as we "right size" our inventory. Current and non-current liabilities totaled $9.8 million at the end of the quarter, as compared to $15.9 million at the end of last year.

                        Sometime ago we talked about our target operating model and I did want to review that with you. Peter mentioned our goal is to have our commercial product gross margins of 40 percent. We're going to get there by achieving the significant product cost reduction efforts that Peter talked about. And our target for government revenues is to pay for it's related costs and we're targeting commercial product development R&D to be about 10 percent of commercial revenues and SG&A to be about 18 percent of commercial revenues. We're going to get to this target operating model by growing revenues, controlling expenses, and leveraging the infrastructure already in place. We anticipate reaching this target operating model by the end of 2005. And now I'll turn the call back to Peter.

PETER THOMAS:           Thanks Marty. At the onset of the call I mentioned we
believe demand will increase sequentially in the second half of the year. We expect this based on our own recent improved performance, as well as industry indicators. With respect to CAPEX spending for wireless infrastructure in the North American market, we are cautiously optimistic for the second half of this year. We are seeing some companies, if not most, in a "catch-up" phase as they are now making up for prior severe cutbacks. One of the drivers for the spending is the markedly growing importance of data. Verizon, for example, saw data account for 4.2 percent of it's revenues it it's second quarter versus 3.6 percent on a first quarter and 1.7 percent in the year-ago quarter. Phillip Marshall of the Yankee Group recently noted that wireless operators are beginning to gain traction in the wireless data market. He commented that: "Data speeds and throughputs are becoming increasingly more important to the operators, which add the significant new dimension to the benefits STI provides its customers".
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                        We at STI are very encouraged by the recent
industry inroads and the commitment operators have made to aggressively deploy wireless broadband. Verizon Wireless and Sprint are rolling out EV-DO and Cingular/AT&T recently announced a nation-wide W-CDMA network as part of their American Broadband Initiative. As always, we are here to help our customers to be successful in these endeavors. In this regard, our development of our new AmpLink product is fortuitous. As you know, AmpLink is a ground mounted product, placed in or adjacent to base stations, that is used to improve the sensitivity of the reverse link signal. It is similar to SuperLink, except that it focuses on sensitivity and not on interference. A major feature is that it is upgradeable to SuperLink when the base station begins to be impacted by interference signals. It is especially useful in 3G overlay networks to improve coverage and data throughput. We have twelve trials planned or underway with multiple customers for AmpLink. We expect sales of AmpLink in this quarter, and growing sales in succeeding quarters. We also continue to expand the AmpLink product and to add other products requested by our customers.

                        In summary, we have a renewed sense of optimism about the business and have provided revenue guidance projecting sequential growth for a variety of reasons. Internally, we have taken a number of steps to strengthen the company and to improve our financial statements, including cost reductions and raising money to fund growth. We continue to produce quality products that enable our customers to continue to improve the quality of their wireless networks. From an industry perspective, our customers have reported improving results and are showing signs of rebounding. As they enter into an upgrade cycle to expand coverage and capacity and introduce broadband data, we look forward to helping them to be successful and expanding our market reach. Operator, with that we are ready to begin the Q&A session.

OPERATOR:               Thank you the floor is now open for questions. If you
would like to ask a question, please press star followed by one on your touch-tone phone. If at any point your question is answered you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question please pick up your handset to provide optimum sound quality. Once again, if you would like to ask a question please press star followed by one on your touch tone phone at this time.

                        Our first question is coming from Kevin Dede of Merriman.

KEVIN DEDE:             Good afternoon guys. Congrats on a good quarter.
And thanks a lot for providing the full financials in the release.

MARTY MCDERMUT:         It was your request, Kevin.
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KEVIN DEDE:             Thanks Marty. Would you mind, Peter, just touching on
your customer mix within commercial and in your press release you noted that you expect government to government revenues to decline as a percentage of the mix. Could you just sort of highlight how you think that change is happening? Is it because you expect, overall, just less government revenues or just commercial increase?

MARTY MCDERMUT:         As far as the government is concerned, this decline is
principally in the third quarter and it is purely a timing matter of some contracts coming to a close and other contracts not yet starting. And as you know, the federal government's fiscal year is not our fiscal year; it starts in October. And so some of the contracts we expect to be doing business on will be less at the beginning of the fourth quarter as compared to now in the third quarter.

                        As far as our commercial customers are concerned, our business, as you know right now, is principally in North America, principally in the US and actually we are selling to almost all of the larger carriers in a much more diversified mix than we used to. Alltel is still a significant customer of ours, but we do have, as I said, a much more diversified mix. And by the way, we tend to put our emphasis on the large carriers and that's where the largest part of the business is, but over the years we have actually done business with probably twenty or more small, regional carriers and we continue to do business of a smaller nature with a number of these companies.

KEVIN DEDE:             Would you mind giving us an update on the ISCO
situation? It was nice to see that the legal expenses declined so much. What do you think happens going forward from here?

PETER THOMAS:           The process in the appellate court, up until now, has
been the filing of briefs and counter briefs. The last of these is being filed this week, in fact, probably today. And then a period will go by and in a date that may take place, oh I would guess in October, but it's just a guess. The appellate court will have an oral hearing of about one hour duration, following which they will congregate for some indeterminate period of time and they will make their decision. So aside from that one hour hearing coming up, the legal expense for preparing briefs and so on is about over.

KEVIN DEDE:             That's always good news. Okay, well, I'll turn the
floor over. Thanks for taking the questions.

PETER THOMAS:           Surely.

OPERATOR:               Once again, if you would like to ask a question please
press star followed by one on your touch tone phone at this time. Our next question is coming from Marc Selman from Schottfield.

MARC SELMAN:            Hello. I got on a little bit late, if you could just
briefly take me through your comments that you had at the beginning on China, as an update of what's going on there. And I also had a question about the EPS, just saying exit charges - the $2.5 million, the $800,000 I'm getting to a $0.11 loss, if you could tell me if it's accurate or not. And then if you could tell us about Verizon, the big customer late last year, then which fell off in the first quarter, comment what they were in the second quarter and what you're seeing from them going forward?

PETER THOMAS:           Okay, I'll take the first and last of those and then
leave the middle one to Marty here. As far as China is concerned, you may know from the past, we've had a promising order coming from Unicom in China for some time. Instead what we are getting are two additional trials at present, one at Beijing and one in Huizhoa. And we believe that the rapid and somewhat chaotic growth of the network was leading to management overload, combined with the fact that there was a major reorganization within Guadong Unicom and especially the Cshinzaen portion of Guangdong Unicom are the reasons why we've had this slip in the actual procurement of orders. But, in fact, our momentum is continuing to progress with these new trials. We had two senior executives there last week that would have sales and applications engineering people there working with them this week. Your last question had to do with Verizon. We have a very good, developing relationship with Verizon. Our business with Verizon is improving. Verizon is not only a SuperLink customer, but we are fully anticipating they will become an AmpLink customer shortly, most probably in this quarter. And we are actually expecting to... well, we have proposed to them a multi-year agreement and they are, in fact, evaluating our proposal at this time. Marty, you want to talk about that?

MARTY MCDERMUT:         I think I understood your question, it had to do with
what was included in the earnings per share. The overall earnings per share loss was $0.11 and included in that was the restructuring cost of $2.5 million and then a non-cash interest charge relating to the warrant of $800,000. So that's included in that $0.11 cents. If you wanted to see what it was backing it up, just back out the $3.3 million from the loss of $8.9 million and in the press release we had the weighted average shares of 79 million or approximately $200,000. You can come up with the number.

MARC SELMAN:            Okay, I did that. I came up with $.07.

MARTY MCDERMUT:         Yes, okay.

MARC SELMAN:            Okay and just to follow up on Verizon. Can you comment
on, you know the level of business absolutely, and then where they were? I assume Alltel's still the largest commercial customer in the quarter?

PETER THOMAS:           Alltel is still the largest commercial customer.
Verizon, I guess, would be the second largest but I'd prefer not to talk about specific amounts. I'm not sure Verizon would be very happy about that.

MARC SELMAN:            Okay thank you.

OPERATOR:               Once again if you would like to ask a question, please
press star followed by one on your touch-tone phone at this time. Our next question is coming from Ray Conley with Palo Alto Investors.

RAY CONLEY:             Hey guys.

PETER THOMAS:           How are you doing, Ray?

RAY CONLEY:             Good. I wanted to ask a couple of questions. One,
I am going to follow up on the China Unicom opportunity. Do you have a sense for what type of competition there is in that deal from alternative suppliers?

PETER THOMAS:           We have no evidence that there is any alternative
competition now. There is, as far as any current business prospects with China Unicom, China as a country seems to be rather enamored with the whole subject of superconductivity and it's a major priority of the country. And there are a couple of other organizations that are putting together bits and pieces of capability, you might say, from several sources, consortia. And trying to involve Shanghai University, trying to involve us, either involve us or compete with us, we're not quite sure yet. These are... we're not sure these are real efforts. We're quite sure they're very long term efforts, as they have nothing to sell at this point in time, but it is interesting to see that, in fact, there are others that are perceiving like we do that the China market is a big potential market.

RAY CONLEY:             Got it. How long have you had units in the field
being tested by Unicom?

PETER THOMAS:           Our first units that went into the field were early last
year. But they weren't in trial for the whole year. They were for example, if you remember early last year they went through the SARS epidemic and we declined to send people to help proceed with the trial until after the National Health Organization agreed that China was safe to travel to. So, actually, for the majority of last year we had nobody there. This particular trial or couple of trials was completed in Guangdong province I think principally in Shinzen in December of last year and those units are still there. I presume they're still in operation; I'm not quite sure. But they're not undergoing a specific trial at this time. The trial data has been accepted. The two recent ones are new trials, one up in Beijing which is a separate, provincial organization within China Unicom and the other one is in Huizhoa, which is down along the coast of Guangdong and in fact it's an interesting trail because its intention is to be able to provide service to marine



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traffic off the coast of China. And therefore one of the things they're trying to do right now is run dry tests to see how much additional range they've added to their cell sites by putting our equipment in and there's been a couple of typhoons off the coast for the last month and they've not been able to do the dry tests. It's a rather unusual problem that we haven't faced before.

RAY CONLEY:             Got you. Very helpful. On AmpLink, you said you
expected some sales in the next quarter. Were there any sales this quarter?

PETER THOMAS:           If you mean the second quarter, no there were no
sales, there was just trial activity.

RAY CONLEY:             Okay good. Thank you very much.

OPERATOR:               Thank you. Our next question is coming from Kevin
Dede with Merriman.

KEVIN DEDE:             Hi guys, a couple of follow-ups. Peter, you mentioned
twelve trials planned or underway. Could you give us a specific number that are underway versus planned? And at what point through those trials are you able to recognize revenues? Or how much later after the conclusion of that trial can you expect to recognize revenue?

PETER THOMAS:           Well, you may or may not be able to recognize revenue at
all depending on whether the trial is a trial to buy for those particular units or whether the trial is part of an overall organizational effort to reevaluate the product. Two of them are complete. One of these is with Alltel and one of them is with Sprint. Let's see, I'm looking at the list right now and...four are, in essence, in the early stages of being under way and the others are in the latest stages of planning. Planning includes sight selection and determining the base line data. So I guess that's the best I can tell you right now.

KEVIN DEDE:             Okay. Marty, your range is $7 to $8 million for next
year.

MARTY MCDERMUT:         Next quarter.

KEVIN DEDE:             I'm sorry, for next quarter. My apologies. If you were
to pick the mid-point of that range, where do you think the gross margin would fall out?

MARTY MCDERMUT:         It's going to improve. I mean we've looked at the cost
cutting, you know, we will turn positive in the quarter so we're going to get from the negative of a half a million dollars to a positive range definitely. because our marginal contribution from an additional dollar sales commercial is only 50 percent.

KEVIN DEDE:             Okay and Peter would you care to give us the number of
units you sold?

PETER THOMAS:           That's the number of units we've been giving that the
first quarter was 142 and the second quarter was 211 and that's the HTS unit.

KEVIN DEDE:             Okay and I understand the sensitivity regarding volume
with specific customers but could you tell us how many were more than 10 percent commercial customers?

PETER THOMAS:           It's Alltel and Verizon, as it was in the first quarter.

KEVIN DEDE:             Okay, thanks a lot guys. I appreciate it and good job.

PETER THOMAS:           Thank you.

OPERATOR:               Thank you. Our next question is coming from John Bucher
with Harris Nesbitt Burns.

JOHN BUCHER:            I was wondering, I know that AmpLink is primarily
focused on improving reverse link for sensitivity challenged areas. Can you just provide an overview for us on the value proposition to the carriers for this? What they specifically might they be keying in on in some of these trials? Thank you.

PETER THOMAS:           Well, their initial interest, as I said, the sensitivity
improvement can help us in a number of ways. It can help with data throughput, it can help with capacity, for that matter, in a CDMA kind of base station. But their principal, initial efforts to trial are focused on coverage and, in fact at the 1900 range where it's targeted principally. It's actual range, because of propagation of the radio signal at 1900, is not as good as at say 50 and so they have a serious range problem and so they need improved sensitivity to improve the range.

JOHN BUCHER:            So since Verizon's deploying EV-DO, do we believe in the
9.9-gigahertz range is it reasonable to assume if they're one of the people that's trailing this that they are doing it in conjunction with EVDO? Or their test plan includes measuring out how it will do for cell radius with EVDO?

PETER THOMAS:           It's both with EVDO and just with general 1900 basic.
In fact they're also looking at it for 850 basic.

JOHN BUCHER:            And can you say how far along the Verizon trial is on
this product?

PETER THOMAS:           Well there's more than one. There's...let me look
here...on my list I can't forward them here. They're in various stages right now.

JOHN BUCHER:            Okay, so they're looking at assessing this on a
region-by-region basis?

PETER THOMAS:           Yes, well, in order for their corporation as a whole to
include their product as a major recommendation they want to see it...they want to make sure several of their managers get a chance to agree with the result that it gives. And so these are different regions of the country.

JOHN BUCHER:            Okay, thank you very much for taking my questions.

OPERATOR:               Once again, if you would like to ask a question,
please press star followed by one on your touch-tone phone at this time. Our next question is coming from Jim Collins with MJSK.

JIM COLLINS:            Yes. Peter and Marty. Very good quarter and the
question I had is our addressable market still 30 percent of worldwide base stations by 2007? Or now with the conventional AmpLink, is it even possibly more than 30 percent?

PETER THOMAS:           Well, considering I think you just hit it on the head
the way the market was determined was determining the radio frequencies and the potential interference that existed in various places and determining a SuperLink addressable market based on that and that plus our experiences came out at 30 percent. But a substantial number of base stations can benefit from improved sensitivity regardless of whether there is any interference there and so the addition of AmpLink increases it substantially. I don't think we have enough data with AmpLink yet to be able to give you a figure though.

JIM COLLINS:            Thank you.

OPERATOR:               Thank you. We are showing no further questions at
this time. I would now like to turn the floor back over to Peter Thomas for any further comments.

PETER THOMAS:           Okay, well my further comments are just to thank you all
for joining us today. To wish you a good remainder to your day and to this quarter and to say that we look forward to talking to you at the end of this quarter and to share with all of the significant news that might take place in the interim.